Exhibit 4.81

Facility Agent’s and Security Trustee’s Consent Letter

To:	Drillship Kithira Owners Inc. (the Owner)

Dryships Inc. (the Guarantor)

c/o Cardiff Marine Inc.

80 Kifissias Avenue

GR-151 Amaroussion

Greece

05 June 2009

Dear Sirs,

(1)	US$562,500,000 credit facility agreement dated 18 July 2008 as amended and supplemented by the supplemental agreement dated 17 September 2008 and the supplemental agreement No. 2 dated 18 December 2008 (the Credit Agreement) between (among others) Drillship Kithira Owners Inc. (the Owner), the Lenders under the Credit Agreement, Deutsche Bank Luxembourg S.A as Facility Agent and Deutsche Bank AG Filiale Deutschlandgeschäft as Security Trustee; and

(2)	Sponsor Construction and Post-Delivery Guarantee dated 18 July 2008 (the Sponsor Construction and Post-Delivery Guarantee) between (among others) Dryships Inc. as Guarantor (the Guarantor), the Lenders, Deutsche Bank Luxembourg S.A as Facility Agent and Deutsche Bank AG Filiale Deutschlandgeschäft as Security Trustee relating to the Credit Agreement.

1.	Interpretation

(a)	We refer to the Sponsor Construction and Post-Delivery Guarantee. Capitalised terms defined in the Sponsor Construction and Post-Delivery Guarantee (whether by reference or otherwise) have the same meaning when used in this letter unless expressly defined in this letter.

(b)	The provisions of clause 1.2 (Construction) of the Sponsor Construction and Post-Delivery Guarantee apply to this letter as though they were set out in full in this letter except that references to the Sponsor Construction and Post-Delivery Guarantee are to be construed as references to this letter.

2.	Request for waiver of certain obligations and request for amendments

(a)	Under a letter (the Guarantor’s and Owner’s Letter) dated 21 May 2009 and pursuant to clause 26 (Amendments and waivers) of the Credit Agreement and clause 11 (Amendments and waivers) of the Sponsor Construction and Post-Delivery Guarantee, the Guarantor and the Owner have requested that the Lenders:

(i)	waive the compliance with the Market Adjusted Equity Ratio and Market Adjusted Net Worth of the Group covenants set out in clauses 7.14 (a) and 7.14 (c) of the Sponsor Construction and Post-Delivery Guarantee until the Drilling Charter Cut-off Date; and

(ii)	waive the Event of Default which occurs under Clause 18.3 of the Credit Agreement as a consequence of such non-compliance with those financial covenants, in each case, as described in the Guarantor’s and Owner’s Letter.

(b)	We write to inform you that the Lenders have consented the Guarantor or the Owner (as the case may be) to (i) waive the compliance with the Market Adjusted Equity Ratio and Market Adjusted Net Worth of the Group covenants set out in clauses 7.14 (a) and 7.14 (c) of the Sponsor Construction and Post-Delivery Guarantee until the Drilling Charter Cut-off Date and (ii) to waive the Event of Default which occurs under Clause 18.3 of the Credit Agreement as a consequence of such non-compliance with those financial covenants.

(c)	Accordingly, we are authorised to confirm that the Guarantor and the Owner’s waiver requests mentioned in paragraph 2(a) above are consented. However, the consents will be effective only after the receipt by the Facility Agent of (i) a waiver fee of USD 30,000 to each Commercial Lender, (ii) a waiver fee of USD 50,000 to each of KEXIM and Eksportfinans Lenders and (iii) a waiver fee of USD 2,500 to itself.

3.	Reservation of rights

Each Finance Party reserves any other right or remedy it may have now or subsequently. This letter does not constitute a waiver of any right or remedy, other than in relation to those breaches of covenants expressly waived under this letter.

4.	Miscellaneous

(a)	This letter is a Finance Document.

(b)	Except as expressly waived by this letter, each Finance Document continues in full force and effect.

(c)	Notwithstanding any waivers given in this letter, the Sponsor Construction and Post-Delivery Guarantee continues in full force and effect and the Guarantor acknowledges and confirms this by countersigning this letter.

5.	Governing law and jurisdiction

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

/s/ Illegible
For
DEUTSCHE BANK LUXEMBOURG S.A. as Facility Agent

/s/ Illegible
For

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT as Security Trustee

ACKNOWLEDGEMENT

We agree to the terms of this letter.

/s/ Alexandros Mylonas
For
DRILLSHIP KITHIRA OWNERS INC.

Date: 5 June 2009

/s/ Alexandros Mylonas
For
DRYSHIPS INC.

Date: 5 June 2009

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